Exhibit 10.4

RETIREMENT AGREEMENT AND GENERAL RELEASE

This RETIREMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated [], 2016 (the “Agreement Date”), sets forth the agreement by and between Mark A. Fischer (the “Employee”) and Chaparral Energy, Inc., a Delaware corporation, (the “Company”) concerning his retirement and the corresponding termination of the Employee’s employment with the Company.

WHEREAS, the Employee has served as the Company’s Chief Executive Officer, pursuant to the employment agreement dated as of April 12, 2010, as amended, (the “Employment Agreement”), a copy of which is attached as Exhibit A;

WHEREAS, the Company and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the “Chapter 11 Cases”); and

WHEREAS the Company and the Employee mutually agree as of the Agreement Date that the Employee will retire as the Company’s Chief Executive Officer and from all positions held with the Company or any affiliated entities as of the Approval Date and thereafter serve as a consultant to the Company through the Retirement Date (as defined below).

In consideration of the premises and mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	The Transition Period.

(a) The period between the Agreement Date and the Retirement Date will be a “Transition Period,” during which the following will apply:

(i) In the period between the Agreement Date, and the date that this Agreement is approved by the Bankruptcy Court (the “Approval Date”), the Employee will be expected to report to work, and to continue his responsibilities as Chief Executive Officer on a fulltime basis.

(ii) Effective as of the Approval Date, the Employee’s employment pursuant to the Employment Agreement will cease to be of any further force and effect, except as specifically set forth herein, and the Employee will be deemed to have resigned from all positions (including any board positions) with the Company and its subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”). Commencing on the Approval Date, the Employee will provide consulting services to the Company, as requested by the board of directors of the Company (the “Board”), until the earlier of (i) December 31, 2016 or (ii) the Effective Date (as defined in that certain Backstop Commitment Agreement, dated as of [ ], among the Company, the Chaparral Parties and Commitment Parties signatory thereto (the “Backstop Commitment Agreement”)) (such date, the “Retirement Date” and such period, the “Consulting Period”), unless terminated earlier as provided below.

(b) For as long as the Employee remains a consultant to the Company during the Consulting Period, the Employee will receive a monthly fee of $74,192.09. In consideration of the Employee’s performance of the consulting services and subject to the Employee’s compliance with this Agreement, on the Effective Date the Company will grant to the Employee a cashless exercise warrant (the “Warrant”) to purchase up to 0.37575% of the Class A Shares of the Company1 issued upon the Effective Date, on a fully diluted basis. The Warrant will have a strike price that would result in a 100% recovery of all outstanding principal and accrued interest to holders of the Unsecured Notes Claims (as defined in the Plan Support Agreement dated as of [●], 2016 (the “PSA”)) as of June 30, 2018. The Warrant will expire on June 30, 2018. Without limiting the foregoing, the Warrant will have other terms and conditions as determined by the Required Consenting Noteholders (as defined in the PSA) and the Company.

(c) If, prior to the Approval Date, the Employee’s employment is terminated by the Company “for Cause” (as defined in the Employment Agreement and in accordance with the process set forth in Section 5(c) therein), the Employee’s termination date shall be accelerated to the date on which notice of termination is given and the Employee will not receive the Retirement Package described below.

2.	Rights and Continuing Obligations Unrelated to this Agreement.

(a) Regardless of whether the Employee enters into this Agreement, on the next payroll date following the Approval Date (or sooner if required by law), the Company will pay the Employee for (i) all base salary earned and (ii) any vacation accrued, based on the Employee’s accrual on record with the Company in accordance with the Company’s policy in effect on the Petition Date (as defined in the PSA), in each case through the Approval Date (or such earlier date if his last day of employment is accelerated).

(b) The Employee acknowledges and agrees that, other than as provided in Section 3(f) hereof, the Employee’s participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group will cease and be terminated as of the Retirement Date or, if sooner, as of the date on which the Employee’s employment with the Company is terminated by the Company for Cause or the date on which he is no longer eligible to participate in the applicable benefit plan as a result of his change in employment status. The Employee will be given separate information regarding (i) the Employee’s right to continue coverage under the Company’s group medical plans following the date the Employee’s coverage would otherwise cease, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) the Employee’s rights with respect to his participation in the Company’s 401(k) plan, and (iii) any rights he may have to convert group participation in Company plans to individual policies.

[1]	Notwithstanding the foregoing, the Employee may elect to receive the agreed upon aggregate cash value of the Warrant (i.e., $159,297) on the Effective Date (in lieu of the grant) if the Employee notifies the Company of such election on or before the date that the Company or its affiliates file a motion to approve the disclosure statement for the Company’s plan of reorganization with the Bankruptcy Court.

(c) Regardless of whether the Employee executes this Agreement, during the Transition Period and following the termination of the Employee’s employment for any reason, the following obligations in the Employment Agreement (collectively, the “Continuing Obligations”) will continue according to their terms as if set forth in their entirety herein:

(i) Section 9(c) – Non-Competition, as modified by mutual agreement in Section 7 herein.

(ii) Section 9(a), (d), (e), (f), and (g) – Non-Disclosure of Confidential Information; Remedies, Continuing Operation, Additional Related Agreements and Obligations of Executive upon Termination; and

(iii) Section 12 – Arbitration; Legal Fees and Expenses

3.	The Retirement Package.

Subject to the terms of this Agreement, in consideration of the General Release (as defined below) and the restrictive covenants provided for herein, and provided that the Employee remains in continuous compliance with the terms of this Agreement (including, but not limited to, Section 5 hereof), the Company agrees to the following (collectively, the “Retirement Package”):

(a) The Initial Payment. On the Approval Date, the Company will pay to the Employee $2 million, less applicable withholdings and deductions as provided herein (the “Initial Payment”). The Employee agrees and represents that he will invest the Initial Payment into a segregated account (the “Segregated Account”) and will not otherwise draw on or access the Initial Payment funds unless or until he is able to do so in accordance with this section (the “Payment Representation”). If at any time, the Employee breaches the Payment Representation, the Employee shall bear any costs and expenses incurred by the Company and/or the Consenting Noteholders in enforcing the Payment Representation and/or recovering any withdrawn funds. If, as of the fifth business day following the Effective Date (the “Payment Determination Date”), no order has been entered determining the Employee to be in material breach of this Agreement and no member of the Company Group or Consenting Noteholder has sent to the Employee a notice notifying the Employee that he is in material breach of this Agreement (a “Breach Notice”), the funds in the Segregated Account (net of any gains or losses pursuant to the Employee’s investment decisions, the “Account Funds”) will be subject to the Employee’s unrestricted use. Any Breach Notice must set forth the circumstances serving as the basis of the breach and the party providing the Breach Notice will provide a copy of the notice to the other parties in interest (i.e., the Company and/or Consenting Noteholders, as applicable). If, as of the Payment Determination Date, an order has been entered determining the Employee to be in material breach of this agreement and has become final and unappealable, the entire Initial Payment will be returned to the Company (through the release of the Account Funds to the Company and supplemented by the Employee to the extent the Account Funds are less than the Initial Payment amount as a result of the Employee’s investments). If, as of the Payment Determination Date, (i) an order has been entered determining the Employee to be in material breach of this Agreement that has not yet become final and unappealable or (ii) a member of the Company Group or a Consenting Noteholder has sent a Breach Notice to the Employee, then the

Account Funds will remain in the Segregated Account without right to use or access by the Employee until a final and unappealable order is entered on the matter or the matter is otherwise resolved between the parties, at which time the Account Funds (as adjusted for any gains or losses) will be released to (i) the Company if the Employee is found to have been in material breach of this Agreement (supplemented by the Employee as necessary to repay the entire Initial Payment amount) or (ii) the Employee if the Employee is not found to have been in material breach of this Agreement.

(b) The Effective Date Payment. On the Approval Date, the Company will deposit $1 million into a segregated account (the “Effective Date Payment”) to be paid to the Employee on the Payment Determination Date if, as of the Payment Determination Date, no final unappealable order has been entered determining the Employee to be in material breach of this Agreement and no member of the Company Group or Consenting Noteholder has sent to the Employee a Breach Notice. If, as of the Payment Determination Date, (i) an order has been entered determining the Employee to be in material breach of this Agreement that has not yet become final and unappealable or (ii) a member of the Company Group or a Consenting Noteholder has sent to the Employee a Breach Notice, then the Effective Date Payment will remain in the segregated account until a final and unappealable order is entered on the matter or the matter is otherwise resolved between the parties, at which time the Effective Date Payment will be (i) paid to the Employee if the Employee is not found to have been in material breach of this Agreement or (ii) forfeited, if the Employee is found to have been in material breach of this Agreement.

(c) The Additional Payment. On the Approval Date, the Company will pay to the Employee an additional payment of $149,454.91, less applicable withholdings and deductions as provided herein (the “Additional Payment”).

(d) The Initial Payment, Additional Payment and Effective Date Payment and other consideration provided under this Agreement will be in lieu of any severance payments or benefits that may otherwise have been payable pursuant to the Employment Agreement or otherwise.

(e) Transfer of Title; Retention of Certain Property.

(i) As soon as practicable after the Effective Date, the Company will transfer to the Employee title of the company-issued 2013 Lexus Model LS460 (VIN JTHCL5EF3D5016795) currently in use by the Employee (the “Car”). For the avoidance of doubt, the Employee will be entitled to continue to use the Car until the date of such transfer.

(ii) As soon as practicable after the Effective Date, the Company will transfer to the Employee (or Employee’s designee) title to the Company’s 1987 King Air B300 twin engine turboprop aircraft (Tail # N300CW) (the “Aircraft) and, in connection therewith, the Employee (or such designee) will assume all associated liabilities and obligations and any related contracts (“Related Contracts”), including any liabilities or obligations associated with the assumption and/or rejection of the Related Contracts by the Company in the Chapter 11 Cases. For the avoidance of doubt, Related Contracts shall include any and all independent contractor contracts that the Company has entered into relating to the Aircraft and any non-at will employment contracts that the Company has entered into relating to the Aircraft that would result in liability to the Company upon termination of the applicable individual’s employment. For avoidance of doubt, the Employee shall not be liable for (i) any severance liability that the Company will incur when the pilot employed by the Company is terminated or (ii) any other amounts owing to the pilot that accrued prior to his termination. The parties agree to work together in good faith to effect the transfer of the Aircraft to the Employee, including the transfer of the Aircraft, all associated liabilities and obligations and any Related Contracts; provided that nothing herein will require the Company to incur any additional costs in connection with such transfer. In connection with the transfer, the Employee shall arrange for registration of the Aircraft with the FAA or other applicable aviation authority and shall maintain the Company as an additional insured in respect of the Aircraft’s liability insurances for a period of 2 years from the date of transfer. During the period between the Approval Date and the Effective Date, the Employee will have exclusive use of the Aircraft, provided, however that the Employee will be solely liable for any expenses or liabilities incurred in connection with such use and will hold harmless and defend the Company for all liabilities, losses, damages, or costs relating to the Employee’s use during that period and provided further that the Company and the Employee will enter into a lease agreement with respect to the Aircraft reasonably acceptable in form and substance to the parties and the Consenting Noteholders.

(iii) Notwithstanding Section 9 herein, the Company will allow the Employee to retain the personal property listed in Schedule I delivered to the Company in connection with the execution of this agreement.

(f) Benefit Continuation. Subject to Sections 4 and 11(e)(ii) herein, the Company will maintain in full force and effect, for the continued benefit of Employee (and the Employee’s spouse and/or eligible dependents (“Dependents”), as applicable) for a period of 18 months following the Approval Date, participation by Employee (and the Dependents, as applicable) in the medical, hospitalization and dental programs maintained by the Company for the benefit of its senior executive officers as in effect on the Approval Date, at such level and terms and conditions (including, without limitation, contributions required by the Employee for such benefits) as in effect on the Approval Date; provided, if the Employee (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if the Employee becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period. If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1,409A- 1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(g) Acknowledgment. The Employee acknowledges that he will not be entitled to an annual bonus with respect to the 2016 fiscal year and that any outstanding equity-based awards will be cancelled as of the Approval Date without payment of any further consideration therefor and without any further action on the part of any party.

4.	Release of Claims.

(a) Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to provide, and the Employee will not be entitled to receive or retain, the Retirement Package described in Section 3 unless and until (i) the Employee executes and delivers to the Company the Release of Claims attached hereto as Exhibit B, (the “General Release”) as required therein, and (ii) such General Release becomes effective and irrevocable by the Employee under all applicable law and its terms. The Employee agrees that he will consent to the same third party releases as other parties under the plan of reorganization.

(b) Pursuant to the PSA, the Company and the Consenting Noteholders agree to use commercially reasonable efforts to obtain approval of a plan of reorganization containing a release of all claims against the Employee and his successors and assigns, excluding (a) Employee’s breach of any terms and conditions of this Agreement or (b) fraud, gross negligence or willful misconduct of the Employee.

5.	Non-Solicitation.

The Employee will not, during the Transition Period and for a period of 24 months following the Retirement Date (the “Non-Solicitation Period”), either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any affiliated entity or to become hired in any business or activities likely to be competitive with the Company’s or an affiliated entity’s business. Additionally, during the Non-Solicitation Period, the Employee shall not, for himself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. The Employee further agrees that, during the Non-Solicitation Period, he will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a “customer” of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the 12 months preceding termination of the Employee’s employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company’s or an affiliated entity’s customers or employees.

6.	Non-Disparagement.

The Employee agrees that he will not make or cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or any Consenting Noteholder, or their respective owners, officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Group, including, without limitation, comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Group. The Company will instruct its executive officers and its board of directors not to disparage or defame the Employee. Each Consenting Noteholder agrees not to disparage or defame the Employee.

7.	Non-Competition.

In consideration for the Retirement Package, the Employee agrees that the Covered Period for the purposes of Section 9(c) of the Employment Agreement will mean the Transition Period and 24 months following the Retirement Date; provided, however that “Competing Business” shall be defined by reference to the Company’s regions of operation as of the Agreement Date. For the avoidance of doubt, the Employee will not serve as a member of the board of directors of any Competitor in the regions in which Chaparral operates.

8.	Cooperation.

The Employee hereby agrees to cooperate fully with the Company, if so requested, with respect to any internal or external investigation or inquiry, as well as any issues, claims or litigation (whether or not currently pending) involving the Company Group and its employees and any transactions contemplated in the Backstop Commitment Agreement or PSA. Such cooperation may include providing information and assistance and being reasonably available upon reasonable notice to meet with attorneys or representatives of the Company for reasonable time periods in connection with any matter that occurred during his employment in which he was involved or about which he has knowledge. In addition, the Employee agrees he shall not file any pleading in the Chapter 11 Cases other than as required to enforce the terms of this Agreement, nor will he support any other party in its objection to the Backstop Commitment Agreement or PSA or consummation of the transactions contemplated thereby. The Employee also agrees that he will support the transactions contemplated by the PSA in his individual capacity (including the Employee’s designee on the Board, subject to such designee’s fiduciary duties) and will not take any action to undermine any emergence or sale transaction supported by the Company and the Consenting Noteholders in connection with the Chapter 11 Cases.

9.	Return of Company Property.

Except as provided herein, on the Approval Date, the Employee shall return to the Company all property of the Company Group then in the Employee’s possession, including without limitation any and all identification badges, keys, security cards, credit cards, phone cards, parking cards, computers, phones, electronic devices, storage devices, equipment, manuals, security and access codes, and documents of any kind.

10.	Enforcement.

The Employee acknowledges that the Employee’s obligations as set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of damages (including, but not limited to, refusing to deliver the Retirement Package), the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining the Employee from any actual or threatened breach of such obligations.

11.	Miscellaneous.

(a) Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of the Employee’s rights hereunder shall inure to the benefit of and be enforceable by the Employee’s heirs and estate.

(d) No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

(e) Taxes.

(i) All payments made by the Company to the Employee pursuant to this Agreement will be reduced by applicable tax withholdings and any other deductions as required by law.

(ii) Code Section 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of the Employee’s separation from service, and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to the Employee without the Employee incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Employee’s separation from service or (ii) the Employee’s death. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Code Section 409A.

(f) Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed to:

Joseph O. Evans

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

(g) Counterpart Agreements. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes.

(h) Captions and Headings. The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(i) Entire Agreement. This Agreement and the General Release, together with the surviving obligations of the Employment Agreement as set forth herein, set forth the entire agreement between the parties with respect to the subject matter hereof, and all references to either document shall be deemed to be a reference to both. This Agreement supersedes any and all prior understandings and agreements between the parties and neither party will have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Employee agrees that the execution of this Agreement and the payments made hereunder will constitute satisfaction in full of the Company’s obligations to the Employee under any and all plans, programs or arrangements of the Company under which the Employee may be entitled to payments and/or benefits in connection with the termination of his employment. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.

(j) Third Party Beneficiaries. Initial signatories to the Backstop Commitment Agreement shall be third party beneficiaries of this Agreement, solely with respect to the Employee’s obligations set forth in Sections 6 and 8 of this Agreement. The Consenting Noteholders shall be third party beneficiaries to Section 4 of this Agreement and the General Release.

12.	Consideration Period.

By signing this Agreement and the General Release in the spaces indicated, the Employee is confirming his acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a) The obligations as set out in this Agreement and the General Release represent a complete waiver and release of all rights and claims that the Employee has against the Released Parties (as defined in the General Release). Accordingly, the Employee understands his obligation to review this Agreement and the General Release carefully before signing in the first spaces. The Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Employee’s obligations under the General Release.

(b) The Employee understands that he can take up to twenty-one (21) days from his receipt of this Agreement (the “Consideration Period”) to consider its meaning and effect and to determine whether or not he wishes to enter into it by signing this Agreement in the first space provided below. In addition, in order to receive the Retirement Package, the Employee will be required to reaffirm his signature on the Retirement Date in the second space provided below. Before signing this Agreement in either space, the Employee is advised to consult with an attorney. If the Employee chooses to sign this Agreement and the General Release before the end of the Consideration Period, he is doing so voluntarily.

(c) The Employee may revoke his signature within seven (7) days after signing this Agreement in the first space (the “First Revocation Period”). Further, the Employee may revoke his signature within seven (7) days after signing this Agreement in the second space (the “Second Revocation Period”). Any revocation of this Agreement is requested to be in writing.

(d) The Employee will forward the original of this Agreement once signed by him in the first space, as well as any notice of his desire to revoke his signature, to:

Joseph O. Evans

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

Joe.evans@chaparralenergy.com

The Employee shall also send a copy of this Agreement, once signed, and any notice of his intention to revoke in pdf format via email to the above address.

(e) The Employee understands that if he fails to sign this Agreement in all spaces as required, or he signs but exercises his right to revoke his signature in any space, his right to receive the Retirement Package will not vest on the Effective Date and will not become due and owing to him.

13.	Protected Disclosures.

(a) Nothing in this Agreement or in any other document, agreement or policy relating to the Employee’s employment by the Company prohibits or restricts the Employee or the Company from disclosing relevant and necessary information or documents in any action, investigation or proceeding relating to Employee’s employment by the Company, or initiating communications directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by any governmental or regulatory body; provided that, if and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Employee shall give prompt written notice to the Company to permit the Company to protect its interests in confidentiality to the fullest extent possible.

(b) The Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and the Employee shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

(c) Both the Company and the Employee also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d) Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

14.	Independent Contractor.

The Employee warrants that, during the Consulting Period, the Employee will at all times be and remain an independent contractor, and the Employee will not be considered the agent, partner, principal or employee of the Company or any of its subsidiaries or affiliates. The Employee acknowledges and agrees that, during the Consulting Period, the Employee will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its subsidiaries or affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). The Employee acknowledges and agrees that, as an independent contractor, the Employee will be required, during the Consulting Period, to pay any applicable taxes on the fees paid to the Employee, and to provide workers’ compensation insurance and any other coverage required by law. The Employee will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including, without limitation, legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company or any of its subsidiaries or affiliates arising from the Employee’s performance of or breach of the Employee’s obligations or warranties under this Agreement, including, without limitation: (a) any income taxes or other taxes due on amounts paid to or on behalf of the Employee by the Company, or any other required remittances to any governmental entities, agencies or programs (including but not limited to any interest, penalties or gross-ups thereon) arising in respect of the Employee for which the Company or any subsidiary or affiliate of the Company is called upon to account to the relevant taxing authority; (b) any act, neglect or default of the Employee and any claim that the Company or any subsidiary or affiliate of the Company is vicariously liable for the Employee’s acts or omissions; (c) any liability for any employment-related claim or any claim based on worker status brought by the Employee against the Company or any subsidiary or affiliate of the Company arising out of or in connection with the Employee’s provision of services pursuant to this Agreement; and (d) any breach by the Employee of the Employee’s obligations under this Agreement resulting in a successful claim by a third party. The Employee hereby acknowledges that the Employee will have no recourse against the Company (or any of its directors, officers, personnel, representatives, agents, successors, subsidiaries or affiliates) for any such liability, loss, damage, cost or expense.

[Remainder of page intentionally left blank.

Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Chaparral Energy, Inc.

Date:
By: Joseph O. Evans
Title: Chief Financial Officer

MARK A. FISCHER

Date:

(FIRST SPACE)

DO NOT SIGN BELOW UNTIL THE RETIREMENT DATE (SECOND SPACE)
I hereby reaffirm my signature above:

	Date:	, 201
MARK A. FISCHER

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

RELEASE OF CLAIMS

1.	Terms of Release. This Release of Claims (this “General Release”) is being executed by Mark A. Fischer (“the Employee”) for the benefit of Chaparral Energy, Inc. (the “Company”) and the other Released Parties (as defined below), pursuant to the terms of the Agreement to which this General Release is attached, which provides the Employee with certain significant benefits, subject to the Employee’s executing this General Release.

2.	General Release. In exchange for and in consideration of the Retirement Package described in the Agreement, the Employee, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (collectively the “Releasors”), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which the Employee may have against them at any time up to the date the Employee signs this General Release in the first space provided below, and covering the period between such date and the date the Employee reaffirms his signature in the second space provided, as described in Section 13 below, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (a) the Employee’s employment with the Company or any of its subsidiaries or the termination thereof; (b) any treatment of the Employee by any of the Released Parties, which includes, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (c) any damages or injury that the Employee may have suffered, including without limitation, emotional or physical injury, or compensatory damages (but excluding any claims for workers’ compensation benefits); (d) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual orientation, or any other basis whatsoever; and (e) all such other claims that the Employee could assert against any, some, or all of the Released Parties, including any claims in the Chapter 11 Cases (collectively, with the release of claims set forth in Section 3, the “Released Claims”).

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Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that the Employee or any of the Releasors has alleged or could have alleged, whether known or unknown, based on acts, omissions, transactions or occurrences which occurred up to the date the Employee signs this General Release in the first space provided below, and covering the period between such date and the date the Employee reaffirms his signature in the second space, including any violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (including the

Older Workers Benefit Protection Act of 1990); the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Oklahoma Anti-Discrimination Act; the Oklahoma Minimum Wage Act, any other federal, state, local or foreign law, ordinance and/or regulation; any public policy, whistleblower, contract, tort, or common law claim; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees. The payments and other rights of the Employee expressly provided under the Agreement are excluded from this General Release.

4.	Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (a) the Company; (b) the Company’s former, current and future parents, subsidiaries and affiliates; (c) each predecessor, successor and affiliate of any entity listed in clauses (a) and (b); and (d) each former, current, and future officer, director, agent, representative, employee, owner, stakeholder (including any Consenting Noteholder), partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (a) through (c), and (f) any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

5.	Rights Reserved. Nothing in this General Release shall prohibit or restrict the Employee from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC) or the National Labor Relations Board (NLRB), if applicable to his employment, about the Agreement or this General Release or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, the Agreement and this General Release do prevent the Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims he has released in this General Release. This General Release shall not affect the Employee’s rights under the Older Workers Benefit Protection Act of 1990 (“OWBPA”) to have a judicial determination of the validity of this General Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

6.	OWBPA and ADEA Release. Pursuant to the OWBPA, the Employee understands and acknowledges that by executing this General Release and releasing all claims against each and all of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes, but is not limited to, any claim that any Released Party discriminated against the Employee on account of his age.

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7.	Representations by the Employee. The Employee confirms that no claim, charge or complaint against any of the Released Parties has been brought by him before any federal, state, or local court or administrative agency. The Employee represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company or any of its affiliates. This expressly includes, but is not limited to, any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

8.	No Admission of Liability. The Employee agrees that neither this General Release nor the furnishing of the consideration for this General Release as set forth in the Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

9.	Governing Law. This General Release shall be shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles. If any provision of this General Release is declared legally or factually invalid or unenforceable by any arbitrator or court of competent jurisdiction and cannot be modified to be enforceable to any extent or in any application that is acceptable to the Company, then, in the discretion of the Company, such provision immediately may be deemed become null and void, leaving the remainder of this General Release in full force and effect.

10.	Prior Agreements. This General Release, together with the Agreement to which it is attached (and including the surviving obligations of the Employment Agreement as set forth therein) and the PSA, sets forth the entire agreement between the Employee and the Company and supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release. The Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in the Agreement and this General Release.

11.	Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

12.	Counterparts; Execution Signatures. This General Release may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

13.	Consideration Period. By signing the Agreement and this General Release in the spaces indicated, the Employee is confirming his acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a)	This General Release represents a complete waiver and release of all rights and claims that the Employee has against the Released Parties. Accordingly, the Employee understands his obligation to review this General Release carefully before signing in the first space.

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(b)	The Employee understands that he can take up to twenty-one (21) days from his receipt of the Agreement and this General Release (the “Consideration Period”) to consider its meaning and effect and to determine whether or not he wishes to enter into it. In addition, in order to receive the Retirement Package, the Employee will be required to reaffirm his signature on the Retirement Date in the second space provided below. Before signing this Agreement in either space, the Employee is advised to consult with an attorney. If the Employee chooses to sign the Agreement and this General Release before the end of the Consideration Period, he is doing so voluntarily.

(c)	In addition, the Employee may revoke his signature within seven (7) days after signing this Agreement in the first space (the “First Revocation Period”). Further, the Employee may revoke his signature within seven (7) days after signing this Agreement in the second space (the “Second Revocation Period”). Any revocation of this Agreement is requested to be in writing.

(d)	The Employee will forward the Agreement and this General Release once signed by him in the first space, as well as any notice of his desire to revoke his signature, to:

[                ]

[    ]@[    ].com2

The Employee shall also send a copy of this Agreement, once signed by him in the second space, and any notice of his intention to revoke in pdf format via email to the above address.

[2]	To be updated in advance of the hearing to approve this Agreement.

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IN WITNESS WHEREOF, MARK A. FISCHER has executed this General Release as of the dates set forth below.

MARK A. FISCHER

Date:

DO NOT SIGN BELOW UNTIL THE RETIREMENT DATE

I hereby reaffirm my signature above:

Date: , 201[6]
MARK A. FISCHER

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